UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2016 (May 1, 2016)

WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777

(Address of principal executive offices)
 (zip code)

Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On May 2, 2016, Weyerhaeuser Company, a Washington corporation (the “Company”), announced that Weyerhaeuser NR Company, a Washington corporation and a wholly owned subsidiary of the Company (“Weyerhaeuser NR”), had entered into a purchase agreement dated as of May 1, 2016 (the “Purchase Agreement”), with International Paper Company, a New York corporation (the “Buyer”), pursuant to which Weyerhaeuser NR agreed to sell to the Buyer its Cellulose Fibers business (but not including Weyerhaeuser NR’s liquid packaging business or interests in North Pacific Paper Corporation) (the “Business”).

The Business includes five pulp mills located in Columbus, Miss.; Flint River, Ga.; New Bern, N.C.; Port Wentworth, Ga. and Grande Prairie, Alberta and two modified fiber mills located in Columbus, Miss. and Gdansk, Poland.

Pursuant to the Purchase Agreement, the Buyer agreed to pay to Weyerhaeuser NR $2.2 billion in cash (the “Purchase Price”), and to assume certain liabilities relating to the Business (the “Assumed Liabilities”).  The Purchase Price is subject to certain adjustments, including (1) for changes in working capital of the Business from a target amount, (2) for certain third-party indebtedness of the Business, (3) for certain specified capital expenditures undertaken prior to closing of the transaction with respect to the Business and (4) as described below in the event that the Buyer is required to divest more than one pulp mill.  The purchase and sale of the Business and the assumption of the Assumed Liabilities are referred to as the “Acquisition”.

Weyerhaeuser NR has agreed to certain pre-closing covenants in the Purchase Agreement, including a covenant to conduct the Business in the ordinary course.  Closing of the Acquisition is subject to customary closing conditions, including (1) absence of any material adverse effect on the Business, (2) receipt of required regulatory approvals, including expiration of the waiting period required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) Federal Energy Regulatory Commission approval and (4) execution and delivery of certain ancillary agreements.  The Acquisition is not subject to a financing condition.

The Buyer has agreed that, if necessary to secure antitrust clearance for the Acquisition, it will divest up to two pulp mills, with the specific divested mill or mills to be determined in the process of obtaining such clearance.  In the event that the Buyer is required to divest more than one such mill, the Purchase Price will be reduced by $50 million.  Pursuant to the Purchase Agreement, a termination fee is not payable by the Buyer to Weyerhaeuser NR or Weyerhaeuser NR to the Buyer under any circumstances.

The Acquisition is expected to close in the fourth quarter of 2016. The Agreement permits either party to terminate the Agreement if the Acquisition has not been consummated on or before May 1, 2017 (the “Outside Date”), subject to each party’s right to extend the Outside Date until August 1, 2017 in the event that certain governmental approvals are the only closing conditions that remain to be fulfilled.

The Purchase Agreement contains customary representations and warranties, covenants and indemnities relating to the sale.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, which is to be filed with the Company’s Form 10-Q for the quarter ended June 30, 2016.  All shareholders of the Company are urged to read the Purchase Agreement carefully and in its entirety when it becomes available because it contains important information not summarized in this current report.  The Purchase Agreement provides information regarding the terms of the Acquisition.  It is not intended to provide any other factual information about the Company, the Buyer or any of their respective subsidiaries, affiliates or businesses.

The Purchase Agreement contains representations and warranties that Weyerhaeuser NR and the Buyer made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.  For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Item 8.01.	Other Events.

On May 2, 2016, the Company issued a press release announcing the Acquisition.  A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY,

By:	/s/ Devin W. Stockfish
Name: Devin W. Stockfish
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: May 2, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 2, 2016